Exhibit 10.10
Form SB-2
Skypath Networks, Inc.

                                    UNSECURED
                                 PROMISSORY NOTE

Principal Amount:                                     Providence, Rhode Island
$102,000.00                                           December 15,  2002

     FOR VALUE RECEIVED, Skypath Networks, Inc., a Delaware Corporation, with an address at 300 Metro Center Blvd (hereinafter referred to as "Maker"), promises to pay to David R Paolo, Rhode Island Resident, with an address at PO BOX 5682, Providence, Rhode Island 02903, or order, at its said address the principal sum of One Hundred Two Thousand and 00/100 ($102,000.00) Dollars payable at the times hereinafter specified; together with interest in arrears, to the extent permitted by applicable law, on any and all principal amounts remaining unpaid hereunder from time to time from the date hereof until payment in full hereof, whether before or after the maturity of, or default under, this note, and said interest continuing during the term hereof at a rate per annum equal to 9.25%.

     Interest hereunder shall be computed by multiplying the product of the principal balance outstanding hereunder and the interest rate in effect for the period in question by a fraction, the numerator of which is the number of days during such period and the denominator of which is 360.

     The entire principal balance, together with all unpaid interest, fees, expenses and other charges, if not sooner paid, shall in any event be paid on demand with thirty (30) days notice (the "Maturity Date"). This note may be prepaid at any time, in whole or in part, without penalty.

     Whenever any of the days on which payments required to be made hereunder fall on a Sunday or a public holiday, such payment shall be due on the next following normal business day.

     The sums due and payable under this note are payable at the hereinabove stated office of holder or at such other place or places as holder may designate to Maker in writing from time to time, in the legal tender of the United States of America.

     All sums paid under this note shall be applied first to any fees, expenses and other charges then due and unpaid, in such order as holder shall determine, with the remaining balances, if any, to be applied to unpaid interest and principal as hereinabove provided.

     The occurrence of the following event shall constitute an event of default under this note: Failure to make payment of any installment of principal or interest due under this note after the date when the same shall become due and payable, no prior demand for interest being necessary and demand for principal having been made and such payment default shall have continued for more than ten

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(10) days. Upon the occurrence of any event of default, this note, at the option of the holder, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Maker. The holder's failure to exercise such option shall not constitute a waiver of the right to exercise the same at any other time.

     Maker agrees to pay all costs, including reasonable attorneys' fees, incurred in the collection of this note and/or in the foreclosure or enforcement of any of the security instruments.

     All agreements between Maker and holder contained herein, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of this note, or otherwise, shall the amount paid or agreed to be paid to holder for the use, forbearance or detention of the principal amount evidenced by this note exceed the maximum permissible under the law of that jurisdiction applicable hereto, and if under any circumstance holder should ever receive as interest under this note an amount which would exceed the said maximum lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by this note. This provision shall control every other provision of all agreements between Maker and holder or any other person, corporation or entity now or hereafter liable, absolutely or contingently, for the payment of the whole or any part of this note, and any provision in such agreements, inconsistent or in conflict herewith shall be deemed modified accordingly.

     This note may not be modified or terminated orally.

     This note, shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of Rhode Island.

     The word "holder" as used in this note shall mean the payee or endorsee of this note. The invalidity or unenforceability of any particular provision of this note shall not affect the other provisions hereof and the note shall be construed in all respects as if such invalid or unenforceable provision was omitted.

     IN WITNESS WHEREOF, Maker has caused this note to be executed, under seal, on the date first written above.


                                          Maker


                                          By:   /s/ Kevin Ethier
                                                Skypath Networks, Inc.






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